Exhibit 99.1
Financial Statements and Supplemental Schedules
Robbins & Myers, Inc. Employee Savings Plan
December 31, 2005 and 2004 and Year Ended December 31, 2005
With Report of Independent Registered Public Accounting Firm

Robbins & Myers, Inc. Employee Savings Plan
Financial Statements and Supplemental Schedules
December 31, 2005 and 2004 and Year Ended December 31, 2005

Report of Independent Registered Public Accounting Firm
The Corporate Benefits Committee
Robbins & Myers, Inc. Employee Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Robbins & Myers, Inc. Employee Savings Plan as of December 31, 2005 and 2004 and the related statement of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004, and the changes in its net assets available for benefits for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2005, reportable transactions for the year then ended, and the schedule of delinquent participant contributions are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

June 28, 2006	/s/ Ernst & Young LLP
Dayton, Ohio

Robbins & Myers, Inc.
Employee Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2005	2004
Assets
Investments at fair value	$—	$51,519,993
Participant loans at estimated fair value	1,388,621	1,306,912

Total investments	1,388,621	52,826,905

Non-interest bearing cash	50,783,665	—

Contributions receivable:
Employer	43,965	82,340
Employee	149,190	271,564

Total receivables	193,155	353,904

Net assets available for benefits	$52,365,441	$53,180,809

See accompanying notes.

Robbins & Myers, Inc.
Employee Savings Plan
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2005

Additions
Employee contributions	$2,981,274
Employer contributions	981,698
Dividend income — Robbins & Myers, Inc. common stock	63,377
Dividend and interest income	2,138,404
Other additions	22,550

Total additions	6,187,303

Deductions
Benefits paid directly to participants	6,595,129
Net depreciation in fair value of investments	361,067
Other deductions	46,475

Total deductions	7,002,671

Net decrease	(815,368)

Net assets available for benefits, at beginning of year	53,180,809

Net assets available for benefits, at end of year	$52,365,441

See accompanying notes.

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements
December 31, 2005
1. Description of the Plan
The following description of the Robbins & Myers, Inc. Employee Savings Plan (the Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan that covers employees of Robbins & Myers, Inc. (the Company) and its U.S. subsidiaries who are not covered by collective bargaining agreements. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Each year, participants can make contributions of between 1 percent and 12 percent of pretax annual compensation, as defined by the Plan. The Company contributes 50 percent of an employee’s annual contribution. Only the first 6 percent of an employee’s annual compensation is eligible for the employer’s match.
Participant Loans
Participants may borrow from their fund accounts a maximum of the lesser of 50% of their vested account balance or $50,000 reduced by the outstanding balance of loans from the Plan on the date the loan is made or by the highest outstanding loan balance in their account during the prior twelve month period. All loans must be repaid in level payments on at least a quarterly basis over a five-year period except if the loan is for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates.

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Distributions
Distributions of vested balances are available upon termination, retirement after attaining age sixty-five, death, or permanent and total disability. Distributions are made in lump sum payments.
Withdrawals
Approval of voluntary hardship withdrawals are subject to the determination that an immediate and substantial financial need exists for medical, educational, home purchase, or other emergencies which cannot be reasonably satisfied by other means.
Vesting
Participants are immediately vested in their contributions and any earnings on these contributions. Matching contributions made by the Company become vested as follows:

Years of Vesting Service	Vesting Percentage
Less than 1 year	0%
1 year but less than 2 years	34%
2 years but less than 3 years	67%
3 years or more	100%
Participant Accounts
Each participant’s account is credited with the participant’s contribution and allocation of (a) the Company’s contribution and (b) Plan earnings. Participant’s direct the investment of their contributions and earnings thereon between the investment options provided by the Plan. Company contributions are invested in the Company’s common stock. Forfeited balances of terminated participants’ non-vested accounts are used to reduce future Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Administrative Expenses
Brokerage fees and other direct costs of investment are paid by the fund to which the costs are attributable. All other expenses are paid by the Company.
Plan Termination
Although it has not expressed an intent to do so, the Company has the right to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their balances.
Forfeited Accounts
Forfeited non-vested accounts totaled $22,498 and $107,583 at December 31, 2005 and 2004, respectively. These accounts will be used to reduce future employer contributions.
2. Summary of Significant Accounting Policies
Basis of Accounting
The Plan’s financial statements are prepared on the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Valuation of Investments
The Plan’s investments are stated at fair value. The shares of the common stock and the registered investment companies are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. The units of the common collective trust are based on quoted redemption values on the last business day of the Plan year. Participant loans are valued at their outstanding balances, which approximate fair value.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
3. Income Tax Status
The Plan has received a determination letter from the Internal Revenue Service dated August 5, 2003, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination by the Internal Revenue Service, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Sponsor has indicated that it will take the necessary steps, if any, to maintain the Plan’s qualified status.

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements (continued)
4. Investments
The fair value of individual investments that represent 5 percent or more of the Plan’s fair value of assets available for benefits as of December 31, 2005 is as follows:

	2005	2004

Robbins & Myers, Inc. common stock	$—	$6,910,551
The Vanguard Group, Inc.:
Shares of registered investment companies:
Wellington Fund	—	7,655,623
Windsor Fund	—	7,856,512
U.S. Growth Fund	—	3,158,984
Small Cap Index Fund	—	3,130,577
500 Index Fund	—	7,878,537
Shares of common/collective trust fund:
Retirement Savings Trust	—	8,784,066
On December 31, 2005, the assets available for benefits were cash and cash equivalents. The Plan’s Corporate Benefits Committee changed the administrative agent for the Plan effective January 1, 2006. In anticipation of transferring the assets to the new administrative agent, the investments were liquidated on December 30, 2005, which was the last banking day of the calendar year. The transfer was executed on January 3, 2006, the first business day of the calendar year. The assets were transferred to The Charles Schwab Trust Co. and allocated to Robbins & Myers, Inc. common stock and funds with similar characteristics at the participants’ previous allocations, unless otherwise directed by the participants.

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements (continued)
4. Investments (continued)
During the year ended December 31, 2005, the Plan’s investments (including investments purchased, sold and held during the year) appreciated (depreciated) in fair value as determined by quoted market price as follows:

Net realized
and unrealized
appreciation
(depreciation) in fair
value of investments

Robbins & Myers, Inc. common stock	$(945,777)

The Vanguard Group, Inc. (shares of registered investment companies):
Wellington Fund	$56,761
Windsor Fund	(369,050)
Windsor II Fund	50,629
U.S. Growth Fund	329,455
500 Index Fund	214,372
International Growth Fund	162,325
Small-Cap Index Fund	186,139
Total Bond Market Index Fund	(45,921)

Total shares of registered investment companies	$584,710

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements (continued)
5. Nonparticipant-Directed Investments
Information about the net assets relating to the nonparticipant-directed investments as of December 31, 2005 is as follows:

	2005	2004

Assets
Robbins & Myers, Inc. common stock	$—	$6,910,551
Contributions receivable	43,965	82,340

	$43,965	$6,992,891

Information about the changes in net assets relating to the nonparticipant-directed investments for the year ended December 31, 2005 is as follows:

Additions
Contributions	$1,119,829
Loan repayments	142,839
Dividend and interest income	63,377
Other additions	35,924

1,361,969

Deductions
Benefits paid directly to participants	977,506
Net depreciation in the fair value of investments	945,777
Loan withdrawals	133,308
Other deductions	44,431
Asset transfers out	4,954,681
Interfund transfers out	1,255,192

8,310,895

Net decrease	(6,948,926)
Net assets available for benefits, at beginning of year	6,992,891

Net assets available for benefits, at end of year	$43,965

Robbins & Myers, Inc. Employee Savings Plan
Notes to Financial Statements (continued)
6. Transactions with Related Parties
As of December 31, 2005 and 2004, the Plan held zero and 289,994 shares, respectively, of Robbins & Myers, Inc. common stock in a company stock fund. During 2005, shares were purchased at a total cost of $1,508,491 and shares were sold at a total selling price of $7,477,732. Included in the selling price of shares sold during 2005 were the shares liquidated on December 30, 2005 in preparation for the asset transfer to the Plan’s new administrative agent.

Supplemental Schedules

Robbins & Myers, Inc.
Employee Savings Plan
Employer Identification Number 31-0424220/ Plan Number 011
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2005

	Description of Investments
	Including Maturity Date
Identity of Issue, Borrower,	Rate of Interest, Collateral,		Current
Lessor or Similar Party	Par or Maturing Value	Cost	Value

Participant Loans	Interest rates from 4.75%-9.50%	*	1,388,621

			$1,388,621

*	Cost of asset is not applicable to participant loans

Robbins & Myers, Inc.
Employee Savings Plan
Employer Identification Number 31-0424220/ Plan Number 011
Schedule H, Line 4j — Schedule of Reportable Transactions
Year ended December 31, 2005

	Description				Current Value	Net
Identity of	of	Purchase	Selling	Cost of	of Asset on	Gain
Party Involved	Asset	Price	Price	Asset	Transaction Date	(Loss)

Category (i)—Transactions in Excess of 5 Percent of Plan Assets

Robbins & Myers, Inc.	Shares of Common Stock	$—	$4,954,681	$5,156,012	$4,954,681	$(201,331)

Category (iii)—Series of Transactions in Excess of 5 Percent of Plan Assets

Robbins & Myers, Inc.	Shares of Common Stock	$1,508,491	$—	$1,508,491	$1,508,491	$—
		—	7,477,732	8,238,850	7,477,732	(762,118)

Note:	Sections (e) and (f) are not applicable. There were no category (ii), or (iv) transactions during the year.

Robbins & Myers, Inc.
Employee Savings Plan
Employer Identification Number 31-0424220/ Plan Number 011
Schedule H, Line 4a — Schedule of Delinquent Participant Contributions
Year ended December 31, 2005

Participant Contributions	Total that Constitute
Transferred Late to the Plan	Nonexempt Prohibited Transactions
$267,341	$267,341